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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made as of the 30th day of April, 1998, by and between SANTI GROUP OF NEW YORK, INC., a Georgia corporation, or its nominee or designee (the "Purchaser"), R.G.M. LIQUID WASTE REMOVAL CORPORATION, a New York corporation (the "Sellers"), and RALPH G. MACCHIO (the "Seller Shareholder").


                              W I T N E S S E T H:

         WHEREAS, the Seller owns certain contract rights, customer accounts, trucks, containers and other assets and is engaged in the non-hazardous liquid waste collection, transfer and handling business in the New York metropolitan area, including but not limited to, under the names "R.G.M. Liquid Waste Removal" (the "Business"); and

         WHEREAS, this Agreement contemplates a transaction in which the Purchaser will purchase all of the assets of the Seller used in the Business and assume certain of the liabilities of the Seller in return for payment of the Purchase Price (as defined below);

         NOW, THEREFORE, in consideration of the premises, mutual representations, warranties, covenants and promises made in this Agreement, and subject to the conditions contained in this Agreement, the parties agree as follows:

1. PURCHASE AND SALE OF ASSETS; CLOSING.

         1.1 PURCHASED ASSETS. Upon the execution of this Agreement and effective as of 12:01 a.m. on the Closing Date (the "Time of Closing"), the Seller agrees to sell, transfer, assign and deliver to the Purchaser, free and clear of all liens, claims and encumbrances (except those which the Purchaser has expressly agreed to assume in Section 1.3(c) hereof) the following assets (the "Purchased Assets"):

     (a) the machinery, equipment, vehicles and other operating assets owned by the Seller identified on Schedule 1.1(a) to this Agreement (the "Operating Assets");

     (b) the Seller's right, title and interest (to the extent assignable and transferable) in the customer accounts, customer accounts contracts, service agreements, purchase orders and other rights to provide services to the customers of Seller (collectively the "Customer Accounts"), other than those customer accounts, rights, or contracts identified on Schedule 1.2 to this Agreement;

     (c) operating data (in both hard copy and computer format if available) relevant to the Customer Accounts, including credit and accounting records for the preceding twelve month period, customer contacts, phone numbers and addresses, to the extent available (the "Operating Data");

     (d) the Seller's files, correspondence, records, and related proprietary information and other property that is necessary, helpful or related to providing the services related to the Business;

     (e) the Seller's intellectual property (including, but not limited to, the name "R.G.M. Liquid Waste Removal"), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto;



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     (f) to the extent transferable, franchises, approvals, permits, licenses
(including radio transmitter licenses), registrations, certificates, variances and similar rights obtained from any government or agency thereof;

     (g) the Seller's servicemarks, trademarks and logos; and

     (h) telephone numbers and yellow page advertisings used in the Business.

         1.2 EXCLUDED ASSETS. Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall exclude the following assets of the Seller (collectively, the "Excluded Assets"):

         (a) any corporate minute books, stock records and other corporate records of the Seller;

         (b) all note, accounts and other receivables of the Seller arising prior to the Time of Closing;

         (c) all cash, claims, deposits, refunds, causes of action, rights of recovery and/or setoff and securities, and prepayments, retainage, security and permit fees to the extent attributable to periods after the Closing;

         (d) all leasehold improvements, fixtures and fittings used in the Business;

         (e) all insurance and bond premiums and other prepaid expenses (all as outlined on Schedule 1.2 to this Agreement), to the extent relating to any period after the Time of Closing; and

         (f) any assets of the Seller specifically set forth on Schedule 1.2 to this Agreement, including but not limited to those customer accounts, rights or contracts set forth on Schedule 1.2.

         1.3 PURCHASE PRICE; ALLOCATION; PAYMENT. (a) As consideration for the Purchased Assets and that certain Nondisclosure, Noncompetition and Nonsolicitation Agreement to be entered into by the Purchaser, the Seller and the Seller Shareholder (the "Nondisclosure Agreement"), the Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement, to issue and deliver to the Seller the following (collectively, the "Purchase Price"): (i) cash in the amount of $1,615,000, and (ii) documentation effecting the assumption of the Assumed Liabilities (as defined below).

         (b) The parties agree that the Purchase Price shall be allocated consistent with the Internal Revenue Code of 1986, as amended, and in accordance with the allocation schedule to be agreed upon by the parties at or before the Closing, which allocation shall be adhered to by the parties in filing all returns to the appropriate taxing authorities.

         (c) On and subject to the terms and conditions of this Agreement, and effective as of the Time of Closing, the Purchaser shall assume and become responsible for all of the liabilities of the Seller set forth on Schedule 1.3(c) of this Agreement (the "Assumed Liabilities"). Except for the Assumed Liabilities, nothing in this Agreement or any other document entered into on the Closing Date shall in any way obligate the Purchaser in any way for any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or


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unliquidated, and due, or to become due), obligation, charges or tax of the
Seller, any of its subsidiaries, affiliates or related entities, or shareholders, officers, directors, agents, or employees of the Seller.

         (d) Notwithstanding anything contained herein to the contrary, Purchaser shall have no responsibility whatsoever with respect to the following liabilities, contracts, commitments, and other obligations of the Seller (collectively, the "Excluded Liabilities"):

                  (i) any obligations or liabilities of the Seller arising under this Agreement;

                  (ii) any lien or encumbrance affecting any of the Purchased Assets, as set forth on Schedule 1.3(d) to this Agreement, which liens or encumbrances will, subject to the provisions of Section 1.11 of this Agreement, be removed at Closing;

                  (iii) except as set forth in Section 6.1 of this Agreement, any obligation of the Seller for federal, state or local income tax liability (including interest and penalties) arising from the operations of the Seller up to the Time of Closing or arising out of the sale by the Seller of the Purchased Assets pursuant to the terms of this Agreement;

                  (iv) any obligation of the Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant to the terms of this Agreement; or

                  (v) any other liability or obligation of the Seller for expenses incurred in connection with the sale of the Purchased Assets pursuant to this Agreement.

         1.4 TIME AND PLACE OF THE CLOSING. The Closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of Purchaser at 10:00 a.m. local time, on May 1, 1998 (the "Closing Date"), or at such other time and location as may be mutually agreed upon by the parties.

         1.5 PROCEDURE AT THE CLOSING. At the Closing, the parties will take the following actions and the completion of each action shall be a further condition to the Closing:

         (a) the Seller shall deliver to the Purchaser, in form reasonably satisfactory to the Purchaser, such deeds, bills of sale, endorsements, assignments, receipts and other instruments, as shall be sufficient to vest in the Purchaser good title to the Purchased Assets, free and clear of all liens, claims and encumbrances, except as otherwise permitted by this Agreement;

         (b) the Purchaser shall deliver to the Seller the Purchase Price in accordance with the provisions of Section 1.3(a) above;

         (c) the Purchaser shall deliver to the Seller, in form and content reasonably satisfactory to the Seller, instruments of assumption relating to the Assumed Liabilities;

         (d) the Purchaser shall enter into a lease with Equitable Realty for certain property located at 972 and 977 Nicolls Road, Deer Park, New York containing conditions to be as mutually agreed;



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         (e) the Purchaser shall enter into an employment agreement with Steve
Macchio, containing terms and conditions to be as mutually agreed;

         (f) the Purchaser shall enter into a consulting agreement with Ralph Macchio, containing terms and conditions to be as mutually agreed;

         (g) the Seller and the Seller Shareholder shall enter into a nondisclosure, noncompetition and nonsolicitation agreement, containing terms and conditions to be as mutually agreed;

         (h) SanTi Group, Inc. shall deliver to the Seller and the Seller Shareholder a guaranty of the Purchaser's obligations under this Agreement and under the other agreements of the Purchaser contemplated by this Agreement, containing terms and conditions to be as mutually agreed;

         (i) the Seller, the Seller Shareholder and SanTi Group, Inc. shall enter into an agency agreement covering any nontransferable and/or nonassignable Customer Accounts or Permits, containing terms and conditions to be as mutually agreed;

         (j) the Seller, the Seller Shareholder, the Purchaser and such other parties as may be appropriate or necessary shall enter into the Indemnification Agreement, containing terms and conditions to be as mutually agreed;

         (k) the Seller shall execute subscription documents and an investor questionnaire relating to the issuance of the SanTi Stock; and

         (l) each party shall deliver to the other party such other documents, certificates and other instruments as may be contemplated by this Agreement or necessary to accomplish the transaction contemplated by this Agreement.

         1.6 USE OF NAME; RECEIVABLES. Following the Time of Closing, the Sellers shall not use or give permission to any other person or entity to use the name "R.G.M. Liquid Waste Removal" or any substantially similar name in connection with any business or enterprise. Notwithstanding the foregoing, the Seller is hereby granted a license to use such name for the sole purposes of collecting receivables, and maintaining bank accounts for as short a period of time after the Closing as is commercially reasonable in order to wind up its affairs, provided that any such use does not in any way adversely affect the Purchaser. In that regard, the Purchaser shall cooperate with the Seller from time to time as the Seller may reasonably request in connection with the Seller's efforts to collect its receivables.

         1.7 CONFIDENTIALITY. The Purchaser, the Seller and the Seller Shareholder each agree that for a period of five (5) years after the Closing Date, none of them nor any other person connected with any of them shall at any time divulge, and each of them shall cause their respective agents, employees and Affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) not to divulge the existence and terms of negotiations resulting in this Agreement, the terms and conditions of this Agreement and the financing arrangements of the Purchaser and its Affiliates, except as required by applicable federal, state or local statutes pursuant to subpoena or court order, or as required to enforce its rights under this Agreement.

         1.8 TELEPHONE REFERRALS. From and after the Closing Date, the Sellers shall refer, and cause its agents to refer, all telephone calls to it or them for septic tank service and liquid waste collection, transfer and handling to the Purchaser.



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         1.9 COOPERATION WITH AUDITS. The Seller and the Seller Shareholder
agree to cooperate with the Purchaser in conducting any audits of the Business during the period of time preceding the Closing, which audits shall be at the Purchaser's sole expense.

         1.10 PRESERVATION OF FILES AND RECORDS; ACCESS BY THE SELLER. The Purchaser agrees to preserve and maintain for a period of not less than seven
(7) years from the Closing Date substantially all files, correspondence, records and related proprietary information and other property acquired by the Purchaser from the Seller which are part of the Purchased Assets. The Seller shall have access after reasonable notice to the Purchaser to such files, correspondence, records and related proprietary information to the extent reasonably necessary.

         1.11 ENCUMBRANCES AFFECTING THE PURCHASED ASSETS. The Seller agrees to take all actions reasonably necessary to promptly remove any lien or encumbrance affecting any of the Purchased Assets as soon as possible after Closing, with the exception of such encumbrances filed by Merco A Joint Venture (for which the Seller Shareholder shall provide indemnification against pursuant to separate agreement to be delivered at Closing).

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller and the Seller Shareholders jointly and severally represent and warrant to the Purchaser the following, which representations and warranties shall be reaffirmed as of the Closing Date:

         2.1 ORGANIZATION; POWER AND AUTHORITY. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. The Seller is duly authorized to conduct business and the Business, and is in good standing, under the laws of each jurisdiction where such qualification is required. The Seller has the corporate power and authority (a) to own or lease its properties and carry on its business as it is now being conducted, (b) to enter into this Agreement and to sell, convey, assign, transfer and deliver the Purchased Assets to the Purchaser as provided herein, and (c) to carry out the other transactions and agreements contemplated by this Agreement. The Seller Shareholder has full power and authority to execute and deliver this Agreement and perform such Seller Shareholder's obligations hereunder.

         2.2 OWNERSHIP OF THE PURCHASED ASSETS. (a) The Seller has good title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all title defect, liens, claims or other encumbrances of any kind or character, except for liens for current taxes, assessments and governmental charges not yet due and payable and except for those liens shown on Schedule 1.3(d) to this Agreement, and subject to the provisions of Section 1.11 of this Agreement, which liens will be discharged at Closing.

         (b) Subject to Section 6.1, the Seller has paid all applicable taxes that are due and payable with respect to the Purchased Assets.

         2.3 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller and the Seller Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the Seller's articles of incorporation or bylaws, or, to the Seller's and the Seller Shareholder's knowledge, of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against any Seller or any Seller Shareholder; or (b) except as set forth on
Schedule 2.3 to this Agreement, result in any breach of or default under any mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Seller, the Seller Shareholder or the Purchased Assets.

         2.4 LITIGATION. Except as set forth on Schedule 2.4 to this Agreement, there are no actions, suits, claims, governmental investigations or arbitration proceedings, to the knowledge of the Seller pending or threatened, against


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or affecting the Purchased Assets. Except as set forth on Schedule 2.4 to this
Agreement, there are no orders, decrees, judgments or stipulations currently in effect issued by any local, state or federal judicial authority in any proceeding relating to the Purchased Assets to which the Seller is or was a party or by which the Seller is bound.

         2.5 COMPLIANCE WITH LAWS. (a) Subject to Schedule 2.4, the Seller has operated the Purchased Assets in compliance in all material respects with all applicable laws, regulations, permits, franchises, licenses and orders. Without limiting the generality of the foregoing, in the conduct of the business with respect to the Purchased Assets, to Seller's knowledge, the Seller has not transported, stored, treated or disposed of any quantities of waste to or at any location other than a site lawfully permitted to receive such waste for such purposes; nor to the Seller's knowledge has the Seller performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which could reasonably be expected to result in material liability for contamination of the environment.

         (b) With respect to the conduct of the Business, the Seller has not received any notification of any past or present failure by the Seller to comply in any material respect with any laws, regulations, permits, franchises, licenses or orders applicable to the Purchased Assets. Except as set forth on
Schedule 2.5(b), with respect to the Purchased Assets, the Seller has not received any notification (including requests for information directed to the Seller) from any governmental agency asserting that the Seller is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or any other similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

         (c) Except as set forth on Schedule 2.4 to this Agreement, the Seller has complied in all material respects with all applicable laws, of federal, state, local, and foreign governments (and all agencies thereof) and, to the Seller's and the Seller Shareholder's knowledge, no action suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging any failure so to comply.

         (d) None of the Seller Shareholder or the directors, officers and management employees of the Seller has any knowledge of any basis (existing prior to the Closing) which could reasonably be expected to result in (i) any failure of the Purchaser (based upon its acquisition of the Business) to comply in all material respects after the Closing with any and all applicable laws of federal, state, local and foreign governments (and all agencies thereof), or
(ii) any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice being filed or commenced after the Closing against the Purchaser or any of its Affiliates alleging any failure to so comply.

         2.6 SELLER'S SHAREHOLDERS. The Seller Shareholder owns all of the issued and outstanding capital stock of the Seller.

         2.7 SUBSIDIARIES. The Seller does not now have, nor has the Seller in the past had, any corporation with respect to which any Seller owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary"). The Seller does not now have nor, except for Merco A Joint Venture, has it had any direct or indirect equity participation in any corporation, partnership, trust or other business association.



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         2.8 EMPLOYMENT TAXES. Proper amounts have been withheld by the Seller for the employees set forth on Schedule 2.9(a) to this Agreement in compliance in all material resects with applicable laws. Proper applicable tax returns have been filed for which returns were due for employee income tax withholding, social security and unemployment taxes with respect to the employees set forth in Schedule 2.9(a).

         2.9 EMPLOYEE MATTERS. (a) Set forth on Schedule 2.9(a) is a true, complete and accurate list of the name, present position, starting date of employment and rate of compensation of each of Seller's employees directly involved with the business represented by the Purchased Assets immediately prior to the Closing. The Seller has no knowledge of any such employees or any independent contractors servicing the Purchased Assets who will not be available for employment by the Purchaser after the Closing Date.

         (b) Except as may be set forth on Schedule 2.9(b) of this Agreement, the Seller is not a party to or bound by any employment agreement with any employee or any collective bargaining agreement or any other agreement with any labor union.

         (c) Set forth on Schedule 2.9(c) is a complete list of (i) all pension and employee benefit plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Sellers and (ii) all other benefit programs available to the Sellers' employees (collectively, the "Plans"). Such plans comply in form and in operation with the applicable ERISA requirements, except where the failure to comply would not have a material adverse effect on the financial condition of the business with respect to the Purchased Assets. All contributions that are due have been paid to such Plans. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Plans (other than routine claims for benefits) is pending, except where such action, suit, proceeding, hearing or investigation would not have a material adverse effect on the financial condition of the business with respect to the Purchased Assets.

         2.10 CONDUCT OF BUSINESS. Since April 8, 1998, except as otherwise approved by the prior written consent of the Purchaser, the Seller (i) has conducted the business and operations with respect to the Purchased Assets in substantially the same manner in which the same have been traditionally conducted, and (ii) there has been no material adverse change in the Purchased Assets.

         2.11 NET WORTH. The net worth of the Seller is as shown on Schedule
2.11 to this Agreement. The Sellers is not, and immediately after the consummation of the transaction contemplated hereunder will not be, "insolvent" within the meaning of the United States Bankruptcy Code as in effect as of the Closing Date. The Seller does not intend to, nor believes that it will, incur debts beyond its ability to pay such debts as they mature.

         2.12 FINANCIAL STATEMENTS. Attached hereto as Schedule 2.12 are the following financial statements (collectively, the "Financial Statements"): (i) compilation report of income and expenses and balance sheet as of and for the fiscal years ended October 31, 1995, October 31, 1996 and October 31, 1997 (the "Most Recent Fiscal Year End") for the Seller; and (ii) compilation report of income and expenses and balance sheet as of and for the three month period ending March 31, 1998 (the "Most Recent Fiscal Month End") for the Seller and all of its Subsidiaries. The Financial Statements present fairly in all material respects the financial condition of the Seller as of such dates and the results of the operations of the Seller for such periods, and are consistent with the books and records of the Seller (which books and records are correct and complete in all material respects).

         2.13 EVENTS SUBSEQUENT TO MOST RECENT FISCAL MONTH END. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the Business or the financial condition, operations or results of operations of the Seller.



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         2.14 UNDISCLOSED LIABILITIES. The Seller does not have any material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) obligation, charge or tax, and, to the knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them which would give rise to a material liability, obligation, charge or claim except for those liabilities, obligations, charges, taxes or claims (i) shown on the Most Recent Financial Statements; or (ii) which have arisen in the ordinary course of business of the Seller (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         2.15 TAX MATTERS. The Seller has filed all federal and state tax returns that it is required to file and all taxes shown to be due have been paid in full. Subject to Schedule 2.15, all such tax returns were correct and complete in all respects. Subject to Schedule 2.15, no Seller Shareholder or director, officer or employee responsible for tax matters of the Seller expects any authority to assess any additional taxes for any period for which tax returns have been filed.

         2.16 REAL PROPERTY. The Seller does not own any real property used in the Business.

         2.17 TANGIBLE ASSETS. The Seller owns or leases all buildings, machinery, equipment, other tangible assets, permits, licenses and agreements necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Except as set forth on Schedule 2.17 to this Agreement, each such tangible asset is in good operating condition and repair, normal wear and tear excepted. The net book value of these assets is $164,601.

         2.18 CONTRACTS. (a) Schedule 2.18 of this Agreement is an accurate and complete list of each agreement, contract or commitment to which the Seller is a party or by which the Seller is bound and which is either (i) material to the operation of the Business, or (ii) cannot be terminated without liability on 30 days notice or less. The Seller has delivered true and accurate copies of each of the items shown on Schedule 2.18 of this Agreement.

         (b) Neither the Seller nor, to the knowledge of the Seller, any party thereto or bound thereby, is in material default under any of the contracts, agreements or instruments comprising Schedule 2.18, and no act or event has occurred which with notice or lapse of time, or both, would constitute such a default on the part of the Seller or, to the knowledge of the Seller, any other party thereto or bound thereby.

         (c) With respect to all contract, agreements and instruments comprising
Schedule 2.18:

                  (i) each is in full force and effect and legally binding upon the Seller; and

                  (ii) except as set forth on Schedule 2.3 to this Agreement, the Seller has not released any of its rights thereunder nor will any other party bound thereby be released from its obligations nor will any obligations of any party be affected as the result of the transfer contemplated hereby nor will the consent of any other party to any of the above be required with respect to the transfer contemplated hereby.

         2.19 INSURANCE. Schedule 2.19 to this Agreement lists all current policies of liability, property damage, fire, workers' compensation/liability, title or other forms of insurance related to the Business which are presently owned or carried by the Seller and insurance agents and/or brokers providing such insurance coverage and of all performance bonds and letters of credit securing any obligations of the Seller presently maintained by the Seller in the conduct of its business.

         2.20 SERVICE WARRANTIES. Each service provided by the Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. Except as otherwise shown on


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Schedule 2.20 to this Agreement, no service provided or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale and as provided by applicable law.
Schedule 2.20 includes copies of the standard terms and conditions of sale for the Sellers (containing applicable guaranty, warranty and indemnity provisions).

         2.21 BUSINESS RELATIONSHIPS. Neither the Seller nor the Seller Shareholder owns or has an interest in any person or entity (other than the Seller) conducting a liquid waste collection, handling or transfer business, other than ancillary to the laundromat business or real estate ownership and operation.

         2.22 INVESTMENT. [This section is intentionally deleted].

         2.23 POSSESSION OF FRANCHISES, LICENSES, ETC. The Seller possesses all franchises, certificates, licenses, permits, clearances, consents and other authorizations from governmental political subdivisions or regulatory authorities that are necessary for (i) the continued ownership, maintenance and operation of the Business, as currently being operated and conducted, (ii) the continued operation, use and ownership of the Purchased Assets, as currently being operated and used, and (iii) the servicing of the Customer Accounts, as currently being serviced (collectively, the "Permits"). Schedule 2.23 to this Agreement sets forth all of the Permits and for each Permit accurately describes the expiration and/or renewal date thereof. No material violation of any of the Permits has occurred that would reasonably likely result in a termination, cancellation or suspension thereof and the Seller has complied in all material respects with all applicable covenants and conditions of each of the Permits. Except as set forth on Schedule 2.23, there is no action, proceeding, permit revocation, permit amendment, writ, injunction or claim pending or, to the knowledge of the Seller, threatened, concerning or relating to any of the Permits.

         2.24 ACQUISITION QUESTIONNAIRE. All statements and representations contained in that certain Acquisition Questionnaire attached to Schedule 2.24 to this Agreement initialed by the Seller Shareholder and tendered by the Seller to the Purchaser is true and correct in all material respects.

         2.25 DISCLOSURE. The representations and warranties contained in this
Article 2 do not contain any untrue statement of a material fact or omit or fail to state any material fact necessary in order to make the statements and information contained in this Article 2, in light of the circumstances in which they were made, not misleading.

         2.26 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article 2 shall survive for a period of one (1) year from the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents to the Seller and the Seller Shareholder the following, which representations and warranties shall be reaffirmed as of the Closing Date:

         3.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Purchaser has the corporate power and authority
(a) to own or lease its properties and carry on its business as it is now being conducted, (b) to enter into this Agreement and to purchase the Purchased Assets as provided herein, and (c) to carry out the other transactions and agreements contemplated by this Agreement.

         3.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and each of the other agreements contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the Purchaser's articles of incorporation or bylaws, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (b)


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



result in any breach of or default under any mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Purchaser.

         3.3 LITIGATION. There are no actions, suits, claims, governmental investigations or arbitration proceedings, to the knowledge of the Purchaser pending or threatened, against the Purchaser.

         3.4 DISCLOSURE. The representations and warranties contained in this
Article 3 do not contain any untrue statement of a material fact or omit or fail to state any material fact necessary in order to make the statements and information contained in this Article 3, in light of the circumstances in which they were made, not misleading.

         3.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article 3 shall survive for a period of one (1) year from the Closing.

4. INDEMNIFICATION. The Seller, the Seller Shareholder, the Purchaser and others are entering into a separate Indemnification Agreement (the "Indemnification Agreement") at the Closing. The remedies provided therein shall be the sole remedies available to the parties for claims for money damages arising hereunder.

5. SECURITY DEPOSIT. [This section is intentionally deleted]

6. MISCELLANEOUS.

         6.1 TAXES. The Seller shall pay all federal, state and local income taxes due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith. The Purchaser shall pay all sales, use and transfer taxes due as a result of the purchase, sale and transfer of the Purchased Assets.

         6.2 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States registered or certified mail, return receipt requested, first class prepaid and properly addressed, or (iii) sent by national overnight courier service to the parties or their permitted assigns at the address set forth opposite the parties' signatures to this Agreement. All notices, requests, instructions or documents given to any party in accordance with this Section 6.2 shall be deemed to have been given (i) on the date of receipt if delivered by hand or overnight courier service, or (ii) on the date five (5) days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed. Any party may change its address specified for notices by designating a new address in accordance with this Section 6.2.

         6.3 ENTIRE AGREEMENT. All Schedules and Exhibits referred to in this Agreement are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, writings and agreements relating to the subject matter of this Agreement.

         6.4 MODIFICATIONS, AMENDMENTS AND WAIVERS. The parties may, by mutual agreement in written form and in no other manner, modify or amend the terms of this Agreement. The failure or delay of any party at any time or times to require the performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant of, or the inaccuracy of any representation or warranty in, this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any condition, breach or inaccuracy.

         6.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any party without written consent of the other parties, except that the Purchaser may assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates or to any of its lenders as collateral security.

         6.6 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the State of New York, without regard to any laws to choice or conflicts of laws.

         6.7 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be adversely affected or impaired thereby. The parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

         6.8 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained into this Agreement are for the sole benefit of the parties and, in the case of Article 4 hereof, the other Indemnified Parties, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other person.

         6.9 CONSTRUCTION. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         6.10 EXPENSES. Except as otherwise provided herein, each of the parties will bear such party's own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         6.11 FURTHER ASSURANCES. From time to time, at any party's request and without further consideration (unless the requesting party is entitled to indemnity therefor as provided herein), the other parties will execute and deliver to the requesting party such documents and take such other action as such party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

         6.12 KNOWLEDGE. Whenever the term "to the best of the knowledge" of a party is used, such term shall mean that the party making such representation or warranty has conducted a reasonable investigation to determine the existence or absence of the facts represented or warranted.

         IN WITNESS WHEROF, the parties have executed this Agreement as of the date first above written.

                                    SELLER:

                                    R.G.M. Liquid Waste Removal Corp.


Address:                            By: /s/Ralph G. Macchio
        -------------------------      --------------------------------
                                    Name:
        -------------------------        ------------------------------
                                    Title:
        -------------------------      --------------------------------


                                    SELLER SHAREHOLDER:





Address:                             /s/ Ralph G. Macchio
        -------------------------   -----------------------------------
                                    Ralph G. Macchio
        -------------------------





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